Exhibit 4.2
GUARANTEE
For good and valuable consideration received from the Company by the undersigned (hereinafter referred to as the “Notes Guarantor,” which term includes any successor or additional Notes Guarantor), the receipt and sufficiency of which is hereby acknowledged, subject to Sections 11.13 and 12.03 of that certain Indenture, dated as of June 27, 2006, among American Medical Systems Holdings, Inc., as issuer, the Notes Guarantors party thereto, and U.S. Bank National Association, as trustee (the “Indenture”), the Notes Guarantor, jointly and severally with American Medical Systems, Inc., AMS Sales Corporation, and AMS Research Corporation, each of which executed a substantially similar Guarantee on June 27, 2006, hereby unconditionally guarantees, irrespective of the validity or enforceability of the Indenture, the Securities, or the obligations of any party under the Indenture of the Securities, (a) the due and punctual payment of the principal of (and premium, if any) and interest, including Contingent Interest, if any, on the Securities, whether at the Final Maturity Date or on an Interest Payment Date, by acceleration, call for redemption, repurchase, or otherwise (subject to any applicable grace period), (b) the due and punctual payment of interest on the overdue principal and premium, if any, of the interest (including Contingent Interest), if any, on the Securities, if lawful, (c) the due and punctual payment and performance (subject to any applicable grace period) of all other obligations of the Company under this Security and the Indenture, all in accordance with the terms set forth therein and (d) in case of any extension of time of payment or renewal of any Securities or any of such other obligations under the Securities or the Indenture, the due and punctual payment or performance thereof (subject to any applicable grace period) in accordance with the terms of the extension or renewal, whether at the Final Maturity Date, by acceleration or otherwise. To the extent provided in the Indenture, the Notes Guarantees are subordinated to Senior Debt, as defined in the Indenture.
No past, present or future director, officer, employee, incorporator, stockholder, members or controlling person of the Notes Guarantor (or any successor entity), as such, shall have any liability under this Notes Guarantee for any obligations of the Notes Guarantor under this Security or the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting this Security waives and releases all such liability.
Terms used in this Notes Guarantee and defined in the Indenture are used herein as therein defined.
As required by Section 12.06(d) of the Indenture, this Notes Guarantee is executed and delivered by Laserscope in connection with the entrance by Laserscope into that certain First Supplemental Indenture, dated as of September 6, 2006.
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IN WITNESS WHEREOF, the Notes Guarantor has caused this Notes Guarantee to be signed by a duly authorized officer.

Dated: September 6, 2006	LASERSCOPE
	By:	/s/ Martin J. Emerson
		Name:	Martin J. Emerson
		Title:	President and Chief Executive Officer

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